Exhibit 99.1

BIO-key Reports Q2 Results and a Post-Recapitalization

Cash Position of Approximately $18M - Investor Webcast Today at 10am ET

WALL, NJ – August 14, 2020 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric and other multi-factor identity and access management (IAM) solutions for strong, convenient user authentication and large-scale identity applications, today reported results for its second quarter ended June 30, 2020 (Q2’20). BIO-key will host a conference call today at 10:00 a.m. ET (details below) to review its results and outlook.

Recent Highlights:

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BIO-key expanded its multi-factor identity and access management solution suite with purchase of PortalGuard® developer PistolStar. PortalGuard is an enterprise multifactor authentication and single sign-on platform deployed and used by millions of users at hundreds of customers around the world. The $2.5M transaction closed on June 30.

●	BIO-key’s Channel Alliance Program, launched in September 2019, has expanded to now include 40 partners.
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Manny Alia, an Africa-focused business development and management consultant and former JPMorgan Chase executive, was added to BIO-key’s Board of Directors. Mr. Alia played an instrumental role in guiding BIO-key’s business development and partnership initiatives in Africa.

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BIO-key completed a $24.8 million underwritten public offering of 38.2M shares of common stock and equivalents and an equal number of five-year warrants (exercisable at $0.65) at a combined price of $0.65. The offering closed on July 23rd.

●	BIO-key’s biometric solution to secure access to voter registration data was selected for state-wide deployment across 36 counties of a West Coast state, building the solution’s U.S. footprint.
●

A multinational agriculture company rolled-out an initial deployment of BIO-key’s biometric software solutions and PIV-pro finger print readers to secure system access by their workers at its California facility, with plans to deploy the second location in the next two months.

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A foreign national bank selected BIO-key’s WEB-key, ID Director for Windows software and EcoID® and SideSwipe® fingerprint readers for its office in Sydney, Australia to protect access to the bank’s internal data. WEB-key’s patented secure, one-to-many cloud authentication capabilities represented a compelling differentiator for the bank, which was seeking to provide secure access for roving users utilizing shared workstations.

●	BIO-key’s PortalGuard multifactor authentication solution has been deployed recently by multiple educational institutions and other enterprises across the country.

BIO-key CEO Michael DePasquale commented, “As anticipated, Q2 was a very challenging period from a revenue standpoint as most software and hardware procurement decision-making was put on hold as government and enterprise customers responded to the COVID-19 pandemic. BIO-key used this period to advance our strategic goals of expanding the breadth of our software solutions, building out our team and infrastructure in Africa, and laying the groundwork for a complete recapitalization of our Company which we completed in July. We believe these initiatives have positioned us well for long term success.

“The acquisition of PortalGuard’s parent company PistolStar was completed on June 30, 2020, therefore, its contributions to our operating results will begin in the third quarter. This is a very exciting acquisition for BIO-key as it substantially expands our software offerings and our potential available market, while also bolstering our team in the key areas of sales, marketing and R&D as well as increasing our customer base, particularly in key verticals like higher education, financial services, and state and local government. We also believe there are considerable cross selling opportunities between the products and customer bases.

“Given the business uncertainty caused by the COVID-19 pandemic and its impact on the timing of large scale procurements such as our very large mass-ID programs in Africa, combined with our desire to invest in our business both via acquisition and by building out key teams, we moved to pursue a substantial recapitalization of our company during the second quarter, a process that was successfully concluded in July. The recapitalization allowed us to repay short-term note financings, fully-fund the PistolStar acquisition, and make focused investments in personnel and resources in our most promising areas, including BIO-key Africa. It has also put BIO-key on a very strong financial footing upon which to build our business allowing us to focus our full attention on growth initiatives rather than on working capital, while clearly demonstrating our financial strength to large customer prospects. Finally, during these periods of economic uncertainty, we recognize the importance of being well funded so that we are not only able to endure any challenges but also well positioned to take advantage of potential opportunities that might arise.

“We have begun to put some of this capital to use, by among other things, building out our team and infrastructure at our BIO-key Africa subsidiary. Initiation of two large scale contracts in Nigeria totaling $75M in anticipated revenue over approximately two years has been delayed due to COVID-19 shutdowns. Things are beginning to reopen and we are now engaged with both customers on planning for these projects, which we now believe will commence before year-end. At the same time, we are also working to extend dialogues on other Africa-based opportunities, however, we currently have limited visibility on the scope and potential timing of such projects.”

Q2 2020 Results

Q2’20 revenues declined to $307,000 from $728,000 in Q2’19, primarily due to the business interruption effects of COVID-19 and to lower hardware revenue related to BIO-key’s exit of the retail lock business.

Gross margin improved to 52% in Q2’20 versus 7% in Q2’19, primarily reflecting the elimination of $281,000 in non-cash software license amortization expense recorded in Q2’19 which did not recur in Q2’20.

Q2’20 operating expenses increased to $1.5 million from $1.4 million, reflecting the benefit of cost reduction efforts offset by a one-time non-cash warrant expense, as payment for professional services, and personnel restructuring charges for operations in China. BIO-key reported a Q2’20 operating loss of $1.4M compared to $1.3M in Q2’19.

BIO-key’s Q2’20 results reflect the benefit of $341,000 from a government grant [pursuant to the Cares Act PPP funding], offset by $542,000 of net interest expense for amortization of costs associated with the Company’s funding efforts, compared to net interest expense of $114,812 in Q2’19.

BIO-key reported net loss available to stockholders of $1.6M, or $0.08 per basic share, in Q2’20 compared to $1.4M, or $0.10 per basic share, in Q2’19. Weighted average basic shares outstanding were approximately 20.9M in Q2’20 compared 14.1M in the year ago second quarter.

Financial Strength

Subsequent to the close of the second quarter, BIO-key completed an underwritten public offering of common stock and equivalents plus warrants for gross proceeds of $24.8M. After giving effect to the payment of offering expenses, repayment of $4.23M in convertible notes, and the payment of approximately $0.5M in accounts payable, BIO-key had approximately $18M in cash as of August 3, 2020 and no outstanding debt, aside from the $500,000 note payable issued in connection with the acquisition of PistolStar.

Conference Call Details
Date / Time	Today, Friday, August 14 at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 10147125

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric centric, multi-factor identity and access management (IAM) solutions, including its PortalGuard IAM solution, that provide convenient and secure access to devices, information, applications and high-value transactions. BIO-key’s proprietary software and hardware solutions, with industry leading biometric capabilities, enable large-scale on-premise and Identity-as-a-Service (IDaaS) solutions as well as customized enterprise and cloud solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of PistolStar into our business; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise. Additionally, there may be other factors of which the Company is not currently aware that may affect matters discussed in forward-looking statements and may also cause actual results to differ materially from those discussed. In particular, the consequences of the coronavirus outbreak to economic conditions and the industry in general and the financial position and operating results of our company in particular have been material, are changing rapidly, and cannot be predicted.

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Investor & Media Contacts

William Jones, David Collins

Catalyst IR

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY INTERNATIONAL, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
Revenues
Services	$229,503	$231,993	$437,026	$473,603
License fees	23,542	60,300	258,887	143,508
Hardware	54,097	436,090	133,714	662,895
Total revenues	307,142	728,383	829,627	1,280,006
Costs and other expenses
Cost of services	92,672	58,421	163,117	149,250
Cost of license fees	8,255	372,327	18,711	749,543
Cost of hardware	47,527	248,678	90,889	384,683
Total costs and other expenses	148,454	679,426	272,717	1,283,476
Gross profit (loss)	158,688	48,957	556,910	(3,470)

Operating Expenses
Selling, general and administrative	1,211,928	1,058,671	2,593,327	2,435,704
Research, development and engineering	318,573	301,217	655,462	675,335
Total Operating Expenses	1,530,501	1,359,888	3,248,789	3,111,039
Operating loss	(1,371,813)	(1,310,931)	(2,691,879)	(3,114,509)
Other income (expense)
Interest income	25,801	54	25,802	124
Government grant – Paycheck Protection Program	340,819	-	340,819	-
Interest expense	(567,516)	(114,866)	(2,118,657)	(114,866)
Loss on extinguishment of debt	-	-	(499,076)	-
Total other income (expense), net	(200,896)	(114,812)	(2,251,112)	(114,742)
Net loss	(1,572,709)	(1,425,743)	(4,942,991)	(3,229,251)
Deemed dividends related to down-round features	-	-	(112,686)	-
Net loss available to common stockholders	$(1,572,709)	$(1,425,743)	$(5,055,677)	$(3,229,251)

Basic and diluted loss per common share	$(0.08)	$(0.10)	$(0.28)	$(0.23)

Weighted Average Common Shares Outstanding:
Basic and diluted	20,864,866	14,117,062	18,030,939	14,048,570

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